                                                                    EXHIBIT 10.2


                          CTI Data Solutions (USA) Inc.
                             901 South Trooper Road
                                 P.O. Box 80360
                           Valley Forge, PA 19484 USA


December 13, 1996



John J. Perri, President
Soft-Com Inc.
140 W. 22nd Street
New York, NY  10011

Dear Mr. Perri:

         CTI Group (Holdings) Inc. (the "Company") agrees to retain you as the President of Soft-Com Inc., which Subsidiary shall be responsible for the parent Company's and any Subsidiary's telemanagement business.

         1. Term: The term of your employment under this agreement shall begin on the 2nd day of January, 1997 and end on the 31st of March, 2000 ("the Employment Period").

         2. Duties: During the Employment Period, you shall devote substantially all of your working time and effort to Soft-Com's affairs. You shall not be employed by or devote substantial time to any other business. You may, however, attend to personal and charitable activities that do not conflict with the affairs of Soft-Com or your duties as President of Soft-Com Inc. Your duties shall be those normally performed as President.

         3. Standards: During the Employment Period, you shall manage the affairs of Soft-Com Inc. in good faith, in the long-term best interests of the Company and in accordance with law and Soft-Com's organizational documents. You shall be subject to the direction of the Company's President & Chief Executive Officer whom you shall keep informed of Soft-Com's affairs in accordance with the normal business practices of a President of an operating subsidiary company.

         4. Director: During the Employment Period, the Company shall nominate you to be a director of the Company. The Company shall use its best efforts to cause you to be elected and continue to remain a director of the Company and Soft-Com Inc. during the Employment Period, unless you resign.

         5. Base Salary: During the Employment Period, the Company will cause Soft-Corn Inc. to pay you a base salary at a rate of $110,000 per annum (less taxes and other amounts required to be withheld by law). The base salary shall be paid to you in equal installments on the 15th day and the last day of each month.

         6. Commission/Review: For a period of 12 months from the commencement date of this agreement you shall be entitled to receive commission at the rate of 10% based on the achieved selling price of all sales of the UNITY windows version software. For the avoidance of doubt, such commission is not applicable to any other aspect of the sale of software such as hardware, installation, set-up costs, maintenance or specific custom software enhancement. A Sale is defined as an installed, accepted and invoiced customer. The payment due date of commission will be in accordance with payment receipt from the respective customer and will be included within the relative salary payment at the end of each monthly period.

         Following this first period of 12 months from the commencement date of this agreement, the rate of commission will reduce to 5% under the same parameters as above for the second 12 month period.

         Following this first and second period of 12 months from the commencement date of this agreement, the rate of commission will reduce to 2-1/2% under the same parameters as above for the remainder of this agreement.

         The Company and John Perri will attempt to negotiate a salary review and profit sharing arrangement before the end of the first 12 month period of this agreement which will eliminate any further commissions due beyond this point. Should agreement not be reached, the Company and John Perri will attempt to negotiate a salary review and profit sharing arrangement before the end of the second 12 month period of this agreement which will eliminate any further commissions due beyond this point. No agreement need be reached on an alternative compensation plan if the parties don't agree.

         7. Benefit Plans: During the Employment Period, you may participate, on the same terms the President/CEO is entitled to participate in which includes any health insurance plan, pension plan, 401K plan, and similar benefit plans the Company may maintain, at the Company's expense, for the benefit of its employees. Additionally, the Company shall cause Soft-Com Inc. to continue to contribute towards your current disability program up to an amount of $2,200 per annum in substitution of the Company's standing disability program. The Company shall cause Soft-Com Inc. to provide you with an automobile allowance of $885 per month for the purpose of leasing, maintaining and fueling an automobile of your choice which payment is not dependent on the cost of such automobile.

         8. Expenses: The Company shall cause Soft-Com Inc. to pay or reimburse all your reasonable and properly documented travel, business, and other expenses in the performance of services for Soft-Com and the Company during the Employment Period.

         9. Vacation: You shall be entitled to take one week of vacation during each fiscal quarter during the Employment Period, which vacation, if not taken in any such quarters, shall be cumulated with vacation accrued in a later quarters. Perri will be paid for accrued and unused vacation upon termination of this agreement.

         10. Termination: (a) The Company may terminate your employment and your position as a director of the Company by the unanimous vote of the Board of Directors with your abstention

                  (1)      if you shall die;

                  (2) if you shall become physically or mentally unable to perform fully your duties under this agreement for a continuous period exceeding four (4) months;

                  (3) if you shall be unable to legally reside in the United States;

                  (4) if you shall materially fail to perform your duties as normally performed by an operating Subsidiary President, which failure is likely to cause a substantial adverse effect to such subsidiary;

                  (5) if you shall be formally convicted of a felony involving moral turpitude, commit a fraudulent or dishonest act against the Company or its Subsidiaries, breach your fiduciary duty or breach any other duty imposed by law on an officer;

         (b) Upon any termination of your employment pursuant to Section 10(a), the Company shall not be obligated to make any payment and shall have no further obligation under this agreement except for the payment of base salary accrued under Section 5 and any commission payment accrued under Section 6 through the date of such termination; this to include commission to be due on all sales made prior to the termination date at the time of payment on these sales from the respective customers. In the event of termination pursuant to Section 10a(l) such payment(s) will be made to your estate.

         (c) Should the Company terminate this agreement other than for reasons as provided within the agreement, the Company will be liable to continue to pay the base salary as provided for under section 5 for the remaining period of the agreement.

         (d) John Perri shall have the right to terminate his employment at any time for no reason upon giving 90 days prior written notice to the Company and upon giving such notice. John Perri shall be entitled to the payment of base salary accrued under
                  Section 5 any commission payment accrued under Section 6 through the date of such termination.

         (e) Under all circumstances, the Company shall reimburse you for expenses incurred by you as set forth in paragraph 8.

         (f) The Company may terminate your position as a director of the Company and Soft-Com Inc. and all your rights as director under this agreement by the unanimous vote of the Board of Directors, with your abstention, for cause that would permit the removal of a director of a Delaware corporation for cause.

         11. Competition: (a) For three years from the date of this Agreement, regardless of whether or not your employment is terminated, you shall not directly or indirectly engage in, invest in or support any competing business which the Company and its subsidiaries is actively engaged in the United States at the time of termination of this agreement.

         (b) Engaging in, investing in or supporting any business includes being an officer, director, owner, employee, shareholder or partner or a beneficial owner of less than 5% of the outstanding stock of a publicly traded company of such business and includes assisting others in engaging in such business and inducing employees of the Company or its Subsidiaries to engage in such business.

         (c) Competing business includes any business substantially similar to that of the Company or any of its subsidiaries at any time during the term of this agreement or at the time you enter into the competing business, in any geographical area in which the Company or any of its subsidiaries does or is doing business at any such time.

         12. Confidentiality: (a) All equipment, notebooks, documents, memoranda, reports, files, correspondence and other written or graphic records affecting or relating to the Company or any of its affiliates or their business, customers, property or processes that you may prepare, use, observe, possess or control shall be and remain the Company's sole property. You shall not retain any copy, note or abstract of any such materials or of any confidential information after the end of your employment by the Company.

         (b) You shall not at any time during or after your employment by the Company, disclose, use, copy or make notes of any confidential information except that (1) during the term of your employment you may make disclosures in publicly filed or released documents in accordance with securities laws, (2) you may disclose information when compelled by law or judicial process, (3) you may use, copy and make notes of information in the ordinary exercise of your duties to the Company and (4) you may disclose information to employees, officers, directors, agents, customers and potential customers of the Company.

         (c) Confidential information includes all ideas, materials and information you may learn, conceive, create, observe, prepare or develop in the course of or in connection with your employment by the Company concerning any matters affecting or relating to the Company or its affiliates or their business, customers, property or processes. It also includes any other confidential or proprietary information you may have about the Company, its affiliates or their business, customers, property or processes. It does not include information in the public domain before you use or disclose it.

         (d) You shall promptly and fully disclose to the Company all tangible work product, contacts or possible transactions with customers and ideas, trade secrets or know-how made, developed or conceived by you during the Employment Period (whether or not conceived or developed during your working hours) with respect to which the equipment, supplies, facilities or information of the Company was used, which shall in any way relate to the business conducted or contemplated to be conducted by the Company or its affiliates. All such work product, ideas, trade secrets and know-how shall be and remain the sole and exclusive property of the Company. At the request of the Company, you shall assist the Company in any reasonable way (but at the Company's expense) to vest in the Company title to all such product, ideas, trade secrets and know-how and to obtain any patents, trademarks or copyrights thereon.

         13. No conflict: You hereby represent to the Company that you are not a party to, you are not bound by, nor have you agreed to become a party to any employment, consulting, agency or other agreement or understanding (other than this agreement) or any other agreement that could in any way conflict with this agreement or your ability to perform your duties hereunder in accordance with the standards set forth herein.

         14. Miscellaneous: (a) This agreement constitutes the entire understanding of the parties relating to the subject matter hereof. Neither party shall be bound by any change, release or termination of this agreement unless it is in writing and signed by such party.

                  (b) If any provision of this agreement shall be adjudicated to be invalid or unenforceable, such provision shall be amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only for the operation of such provision in the particular jurisdiction in which such adjudication is made.

                  (c) If you breach or threaten to breach any provision of this agreement, the Company shall be entitled to any injunction restraining you from such breach. The Company shall not be prohibited from pursuing any other remedy available at law or equity for such breach or threatened breach of this agreement.

                  (d) The Company shall withhold such amounts from any compensation or other benefits referred to in this agreement as payable to you on account of payroll and other taxes as may be required by applicable law or regulation of any governmental authority.

                  (e)      Pennsylvania law governs this agreement.

                  (f) You may not assign any interest you have in this agreement. The Company may assign this agreement to any successor of its business upon which you shall receive a minimum 30 days advance written notice of assignment.

         15. The Company agrees not to relocate you during the term of this agreement except by mutual agreement between the parties hereto.

         Please confirm your agreement to the foregoing by signing below. This agreement will be effective when you have signed and returned a copy of this agreement. The parties hereto, intending to be legally bound hereby, do agree to all of the above terms and conditions.


      CTI Group (Holdings) Inc.

      Approved on behalf of the
      Board of Directors



      By: /s/ Anthony P. Johns             and  By: /s/ Mark H. Daugherty
         ------------------------------            ----------------------------
         Anthony P. Johns, Chairman                Mark H. Daugherty, Director


/s/ John Perri
---------------
John Perri


                                    Attest:/s/ Lisa Ernst
                                           --------------